Exhibit 10.8

TRANSITION SERVICES AGREEMENT

by and between

HEALTHIER CHOICES MANAGEMENT CORP.

and

HEALTHY CHOICE WELLNESS CORP.

Dated as of December 11, 2023

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 11, 2023, is made by and between HEALTHIER CHOICES MANAGEMENT CORP., a Delaware corporation (“HCMC”), and HEALTHY CHOICE WELLNESS CORP., a Delaware corporation (“SpinCo”, and together with HCMC each a “Party” and, collectively, the “Parties”).

WHEREAS, in connection with a spin-off of SpinCo by HCMC and concurrently with the execution of this Agreement, HCMC and SpinCo are entering into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, SpinCo desires to obtain certain of the transition services pursuant to the terms and conditions hereunder from HCMC and any of HCMC’s Affiliates or third parties (HCMC and each such Affiliate of HCMC and third party providing such services are hereinafter sometimes referred to as a “Service Provider”); and

WHEREAS, HCMC is willing to provide to SpinCo the Services (as defined herein) in order to facilitate SpinCo’s operation of the SpinCo Business after the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Separation Agreement. For purposes of this Agreement, the following words and phrases shall have the following meanings:

“Damages” means losses, liabilities, damages, deficiencies, costs and expenses directly incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith), but shall not include indirect, incidental, consequential or special damages, or punitive damages of any kind, whether or not foreseen, in each case, whether or not based on contract, tort, warranty claims or otherwise (unless any such damages are components of any third-party claim), in connection with this Agreement.

“Pass-Through Cost” means, with respect to any Service provided by a Service Provider, the sum of (i) the direct cost to such Service Provider of providing such Service plus (ii) an allocation of the related employee overhead (including compensation and benefit costs) calculated in good faith based on reasonable and rational methodologies chosen by the Service Provider, which methodologies shall be provided to the Recipient upon such request from the Recipient.

“Service Fee” means, with respect to a Service, (a) the fee specified on Exhibit A with respect to such Service or (b) if no such fee is specified, the Pass-Through Cost with respect to such Service.

“Taxes” means all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than income taxes), including interest and penalties, imposed by applicable taxing authorities.

ARTICLE II

Services to be Provided

Section 2.01 Provision of Services.

(a) Pursuant to the terms and conditions of this Agreement (including the Exhibit and Schedule hereto), HCMC hereby agrees to furnish SpinCo, directly or through one or more Subsidiaries, certain services relating to the SpinCo Business (the “Services” as set forth in Exhibit A).

(b) In the event that Recipient reasonably requests upon reasonable advance notice, and Service Provider elects to provide, any support or service not identified in Exhibit A (including in respect of any increase in the scope of any Service), such support or service shall be provided at the Pass-Through Cost. If Recipient requests that Exhibit A be amended so that the level or volume of any Service be increased or that the manner in which any Service is provided be changed such that an amendment to such Exhibit would be required, Service Provider will not be required to increase the level or volume of such Service or change the manner in which such Service is provided unless and until such an amendment is agreed to by Service Provider. If Service Provider agrees to amend the applicable Exhibit to increase the level or volume of such Service or change the manner in which such Service is provided as contemplated by the immediately preceding sentence, such support or service shall be provided at the Pass-Through Cost.

(c) Designation of Subsidiaries. Recipient may designate, with the consent of Service Provider (such consent to not be unreasonably withheld, conditioned or delayed), one or more Subsidiaries to receive Services, in which event all references herein to Recipient will be deemed to refer to such Subsidiaries, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Recipient under this Agreement to the extent not performed by such Subsidiaries.

Section 2.02 Agreement Coordinators. Each Party shall designate in writing a representative to act as the primary contact person with respect to all issues relating to the provision of Services pursuant to this Agreement (each, an “Agreement Coordinator”) and may determine to designate from time to time additional functional experts for each of Recipient and Service Provider for specific Services to facilitate knowledge transfer and act as contact persons. The Agreement Coordinators and any functional experts so designated shall hold review meetings with each other by telephone or in person, as mutually agreed upon, on a semi-annual basis to discuss (i) issues relating to the provision of the Services, (ii) any problems identified with the provision of Services and (iii) to the extent Service changes are agreed upon, the implementation of such changes. Each Party may replace its appointed Agreement Coordinator at any time upon written notice to the other Party; provided, however, that each Party shall use commercially reasonable efforts to preserve continuity of such Party’s Agreement Coordinator.

2

Section 2.03 Performance Standard. Service Provider shall perform, or shall cause one or more of its Service Providers to perform, each Service to be provided by such Service Provider in compliance with applicable Law and (a) if such Service has been provided by HCMC or a Subsidiary thereof prior to the date of this Agreement, at a quality level and in the same manner as such Service has been provided in the 12-month period prior to the date hereof and (b) if such Service has not been so provided, at a quality level and in a manner that is commercially reasonable, unless, in each case under this Section 2.03, a different or additional standard of performance is specified in Exhibit A, with respect to such Service.

Section 2.04 Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 2.03, SERVICE PROVIDER MAKES NO IMPLIED REPRESENTATION OR WARRANTY CONCERNING THE SERVICES, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.

Section 2.05 Consents. Recipient shall pay any reasonable fee, cost or expense incurred by Service Provider in connection with Service Provider’s obtaining any consent, approval, permit, license or authorization required for the provision of any Service. To the extent reasonably practical, Service Provider shall provide advance notice to Recipient prior to Service Provider incurring any such cost, fee or expense; it being understood that such Service Provider’s obligation to provide any such Service is conditioned upon it obtaining such required consent, approval, permit, license or authorization. If any such consent, approval or authorization is not obtained promptly after the date of this Agreement, Service Provider shall notify Recipient and the Parties shall cooperate in good faith to devise an alternative arrangement for the provision of such Service. Service Provider shall perform such mutually satisfactory alternative arrangement and Recipient shall bear any reasonable additional costs and expenses incurred in the performance of such alternative arrangement.

ARTICLE III

Term; Fees Reports

Section 3.01 Service Term. The term of provision of each Service is as set forth in Exhibit A (the “Service Period”). At least 30 days prior to the end of any applicable Service Period, Recipient may request and Service Provider, in its sole discretion may agree to provide, an additional extension for the provision of any Service beyond the applicable Service Period. If Service Provider agrees, in its sole discretion, to grant such an additional extension, such agreement must be in writing.

Section 3.02 Early Termination.

(a) Either Party may immediately terminate this Agreement upon the material breach of this Agreement by the other Party if such material breach is not cured within 30 days after written notice thereof to the Party in material breach.

3

(b) Except as otherwise agreed to by the Parties or as otherwise provided in Exhibit A, Recipient may terminate any Service in whole but not in part, as long as Recipient provides Service Provider written notice of such termination at least 30 days prior to any such termination.

(c) HCMC may terminate this Agreement immediately in the event SpinCo (i) no longer continues to operate as a going concern, or (ii) changes its name such that it no longer includes “Healthy Choice” or “Healthier Choices” or the abbreviation “HC” (each event described in this paragraph, a “Termination Event”). Upon the occurrence of a Termination Event described in clause (i) or (ii), HCMC shall continue to provide each Service to SpinCo until the earlier of (A) the end of the Service Period and (B) the 180th day after the occurrence of such Termination Event.

Section 3.03 Fees and Costs. In consideration for rendering the applicable Services, Service Provider shall be entitled to receive a service fee equal to the Service Fee. In the event that the Service Fee for a Service is not based on Pass-Through Cost and the cost to Service Provider of providing such Service increases, the Parties will discuss in good faith whether an adjustment to such Service Fee is appropriate under the circumstances, unless a review and adjustment mechanism is specified in the Exhibit in which such Service is described.

ARTICLE IV

Monthly Statements; Audits; Disagreements; Taxes

Section 4.01 Monthly Statements. Within 15 days following the end of each calendar month, Service Provider shall provide to Recipient (x) an invoice (the “Monthly Statement”) setting forth the Service Fees, relating to the immediately preceding calendar month. Recipient shall remit the amount set forth on the Monthly Statement within 45 days of receipt thereof.

Section 4.02 Books and Records; Audits.

(a) During the Term and for a period of at least seven years thereafter, each of the parties will keep and maintain, and will require each of its Affiliates to keep and maintain, complete and accurate books and records related to its compliance with all terms and conditions of this Agreement (collectively, “Audit Information”).

(b) For the purpose of ensuring the accuracy and completeness of the amounts charged hereunder for any monthly period during the Term (including the calculation of Service Fees and Pass-Through Costs), upon not less than 30 days’ advance written notice from a party desiring to conduct an audit (“Auditing Party”) of another party’s (the “Audited Party”) Audit Information, the Audited Party will make such Audit Information available for audit by an independent certified public accounting firm (together with independent technical personnel if and as reasonably required for such accountant to perform the audit) designated by the Auditing Party and approved by the Audited Party, which approval will not be unreasonably withheld. Unless otherwise agreed by the Auditing Party and the Audited Party, any such audit will be conducted during regular business hours, at the Audited Party’s principal place of business, not more frequently than once in any period of 12 consecutive months and in a manner that does not unreasonably interfere with the Audited Party’s normal course of business. Notwithstanding the foregoing, the Auditing Party may conduct more than one audit within a 12-month period if, in the Auditing Party’s good faith judgment, the Auditing Party has a bona fide basis for any failure of the Audited Party to comply with its obligations under this Agreement. If any audit reveals an overpayment by the Audited Party, then the Audited Party will receive a credit, in the amount of such overpayment, that will be applied only against future amounts owing by the Audited Party under this Agreement. If any audit reveals an underpayment by the Audited Party, then the Audited Party will pay the amount of the underpayment within 45 days after the date of the auditor’s report. Further, if any audit reveals an underpayment of more than 5% of the total amount subject to the audit, then the Audited Party will reimburse the Auditing Party within 30 days after the Auditing Party’s request, for all costs and expenses reasonably incurred by the Auditing Party to conduct the audit.

4

Section 4.03 Disagreements.

(a) In the event it disagrees with any Monthly Statement, Recipient shall give Service Provider written notice thereof (the “Notice of Disagreement”) as to any of the Monthly Statements or amounts set forth therein. The Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Service Provider, then the Monthly Statement(s) (as revised in accordance with clause (x) or (y) below), as the case may be, shall become final and binding upon the Parties on the earlier of (x) the date the Parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters in dispute are resolved by an accounting firm (in accordance with the procedure set forth in this Section 4.03) selected by Service Provider and Recipient in writing or, if the Parties are unable to agree, an independent accounting firm selected by Service Provider’s and Recipient’s independent accounting firms (such firm, the “Accounting Firm”).

(b) Recipient and Service Provider acknowledge and agree that, so long as both Parties are in compliance with the provisions of this Section 4.03, Sections 9.05 and 9.07 of the Separation Agreement and the provisions of Article VI of this Agreement shall not apply to any dispute described in this Section 4.03. During the 30-day period immediately following the delivery of the Notice of Disagreement, Service Provider and Recipient shall seek in good faith to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Service Provider and Recipient shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the amounts set forth on the Monthly Statement(s) and shall use such determination to prepare the revised Monthly Statement(s), which determination shall be binding on the Parties, it being understood that any such values shall be only within the range of the amounts proposed by Recipient and Service Provider; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (i) those matters that remain in dispute and that were included in the Notice of Disagreement, (ii) whether, for each calculation on the Monthly Statement(s), such calculation was prepared in accordance with this Agreement, and (iii) whether there were mathematical errors in the Monthly Statement(s), and the Accounting Firm is not authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to compliance by Service Provider with any of the covenants in this Agreement or any Transaction Agreement (other than this Section 4.03).

5

(c) Any revised Monthly Statement(s) shall become final and binding on Recipient and Service Provider on the date the Accounting Firm delivers such revised Monthly Statement(s) to the Parties. If the amount shown on any such revised Monthly Statement(s) indicates that a Party has overpaid or underpaid the other Party for the applicable period, then the applicable Party shall promptly reimburse such overpaid or underpaid amount, or, in the case of an overpayment, receive a credit against future amounts owing by such overpaying Party, at such Party’s option. The fees and expenses of the Accounting Firm pursuant to this Section 4.03 with respect to any Monthly Statement shall be paid by Recipient unless the amount shown on any Monthly Statement exceeds the amount paid pursuant to such Monthly Statement by 5%, in which case Service Provider will pay the reasonable fees and expenses of the Accounting Firm.

Section 4.04 Taxes.

(a) Recipient shall be responsible for Taxes attributable to the supply of Services to Recipient or any payment hereunder. If Service Provider is required to pay any part of such Taxes, Recipient shall reimburse Service Provider for such Taxes. In the event that applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment by Recipient to Service Provider under this Agreement, the amount payable to Service Provider shall be increased as may be necessary so that, after Recipient has withheld amounts required by applicable Law, Service Provider receives an amount equal to the amount it would have received had no such withholding been applicable, and Recipient shall withhold such adjusted amounts and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law.

(b) In the event applicable Law requires the charging of any Tax in connection with the Services hereunder, invoices issued with respect to such Services may include additional amounts charging such Taxes. If sums invoiced without Taxes become subject to Taxes, then those invoices shall be deemed to be exclusive of Taxes and the party receiving the invoice shall, in addition to the sums payable, pay the invoicing party the full amount of Taxes chargeable thereon.

ARTICLE V

Recipient Assistance

Section 5.01 Recipient Assistance. The timely completion of Services by Service Provider may depend upon the provision of certain materials and information and the taking of certain actions by Recipient, and Service Provider shall not be responsible for the failure to provide Services to the extent that such failure results from the failure of Recipient to provide such materials or information or take such actions. Recipient shall provide to Service Provider (a) information reasonably necessary to the performance of the Services by Service Provider hereunder, (b) any necessary specific written authorizations and consents and (c) reasonable access to Recipient’s books and records necessary in Recipient’s reasonable opinion for the performance of the Services by Service Provider hereunder. Recipient will execute such documents evidencing the authority for Service Provider and its Affiliates to represent Recipient and its Affiliates as may be reasonably necessary to the performance of the Services hereunder.

6

ARTICLE VI

Limitation on Liability

Section 6.01 Limitation on Liability.

(a) Except as contemplated by Section 4.03, Service Provider’s maximum liability (including any liability for the acts and omissions of any of its Affiliates or any of its or their respective directors, officers, employees, Affiliates, agents, consultants, subcontractors or representatives) to the Recipient for matters arising out of this Agreement shall be limited to the aggregate amount of the Service Fees received; provided, however, that the foregoing shall not (i) impair the ability of the Recipient to seek any remedy of injunctive relief or specific performance against Service Provider or (ii) limit any claim of fraud or intentional or willful misrepresentation by Service Provider. In no event shall any Party or any of its Affiliates have any liability for special, punitive, exemplary, multiplied, indirect, incidental or consequential damages, including loss of profit damages, or for attorneys’ fees and costs and prejudgment interest, in each case as a result of provision of or failure to provide the Services under the terms of this Agreement; provided, however, that the foregoing shall not be construed to preclude recovery of any such Damages that are actually recovered by third parties in connection with losses indemnified hereunder.

(b) Notwithstanding anything to the contrary contained herein, (i) nothing herein shall limit or exclude any damages or claims to the extent resulting from a Party’s gross negligence, fraud, intentional breach or willful misconduct and (ii) neither Service Provider nor any of its Affiliates shall have any liability relating to the implementation, execution or use by Recipient or any of its Affiliates of the Services provided under the terms of this Agreement, except in the case of any gross negligence, fraud, intentional misrepresentation or willful misconduct.

ARTICLE VII

Force Majeure

Section 7.01 Force Majeure. The Parties shall be relieved of their obligations hereunder, if and to the extent that any of the following events hinder, limit or make impracticable the performance by any Party of any of its obligations hereunder: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions, national defense requirements, labor strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such Party. The Party thus hindered or whose performance is otherwise affected shall promptly give the other Party written notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action and to resume performance of its affected obligations as soon as practicable; provided, however, that neither Party shall be required to settle a labor dispute other than as it may determine in its sole judgment.

ARTICLE VIII

Miscellaneous

Section 8.01 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the Parties to this Agreement, any rights or remedies hereunder.

7

Section 8.02 Notices. Any notice, instruction, direction or demand under the terms of this Agreement will be duly given upon delivery, if delivered by hand, facsimile transmission or mail, to the following addresses:

(a) If to HCMC, to:

Healthier Choices Management Corp.

3800 North 28th Way

Hollywood, FL 33020

Attn: John Ollet

(b) If to SpinCo, to:

Healthy Choice Wellness Corp.

3800 North 28th Way

Hollywood, FL 33020

Attn: Christopher Santi

or to such other address as any person shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or scheduled to be received if sent by overnight delivery service. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.03 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party by operation of law or otherwise without the express written consent of the other Party, which consent may be granted or withheld by such Party in its sole discretion. Any such assignment made without such consent shall be null and void for all purposes.

Section 8.04 Amendment. This Agreement may only be amended by a written agreement executed by both Parties.

Section 8.05 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under the Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

8

Section 8.06 Books and Records. Upon the expiration of the Agreement or upon the termination of a Service or Services with respect to which Service Provider holds books, records, files or any other documents of Recipient, Service Provider will return such books, records, files and any other documents of Recipient that Service Provider has in its possession as soon as reasonably practicable.

Section 8.07 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Delaware.

(b) Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the City of New Castle, State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such legal action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (1) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (3) to the fullest extent permitted by the applicable law, any claim that (a) the suit, action or proceeding in such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto hereby irrevocably consents to the service of process in any action, suit or other proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth below, and nothing in this Section 8.07(b) shall affect the right of any Party to serve legal process in any other manner permitted by law.

9

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.07(c).

Section 8.08 Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each Party shall be construed and enforced accordingly.

Section 8.09 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

Section 8.10 Headings. The article, section and other headings contained in this Agreement are inserted for the convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a Party or to a Section or Exhibit, such reference shall be to a Party to, a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if’. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person are also to its permitted successors and permitted assigns.

[Signature Page Follows]

10

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

HEALTHIER CHOICES MANAGEMENT CORP.

By	/s/ Christopher Santi
Name:	Christopher Santi
Title:	President

HEALTHY CHOICE WELLNESS CORP.

By	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer